As filed with the Securities and Exchange Commission on August 31, 2009

Registration No. 333-44548

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1
to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UTSTARCOM, INC.

(Exact name of Registrant as specified in its charter)

Delaware	52-1782500
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(501) 864-8800

(Address of principal executive offices) (Zip Code)

1995 Stock Plan

1997 Stock Plan

2000 Employee Stock Purchase Plan

(Full title of the plans)

Peter Blackmore

President and Chief Executive Officer

UTSTARCOM, INC.

1275 Harbor Bay Parkway

Alameda, California 94502

(510) 864-8800

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

Carmen Chang, Esq.

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, CA 94304

(650) 493-9300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE*

Title of Securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee

* The Registration Fee was previously calculated and paid in connection with the filing of the Registration Statement on August 25, 2000 (File No. 333-44548).

No Exhibits are filed with this Post-Effective Amendment.

Explanatory Statement

On August 25, 2000, UTStarcom, Inc. (the “Company”) filed a Registration Statement on Form S-8 (File No. 333-44548) (the “Registration Statement”), which registered (i) 12,547,596 shares of the Company’s common stock, par value $0.00125 per share (“Common Stock”), reserved for issuance under the Company’s 1997 Stock Plan (the “1997 Plan”), (ii) 3,797,690 shares of Common Stock reserved for issuance under the Company’s 1995 Stock Plan (the “1995 Plan”), and (iii) 4,000,000 shares of Common Stock reserved for issuance under the Company’s 2000 Employee Stock Purchase Plan (the “2000 Plan”).

All shares of Common Stock originally issuable under the 1997 Plan that were registered under the Registration Statement and that are otherwise available for issuance thereunder will now be issued pursuant to the Company’s 2006 Equity Incentive Plan (such shares, the “Deregistered Shares”), and this Post-Effective Amendment No. 1 to the Registration Statement is being filed to deregister the Deregistered Shares.  Accordingly, the Company hereby deregisters the Deregistered Shares.

The shares of Common Stock reserved for issuance under the 1995 Plan were deregistered on March 10, 2006.  The shares of Common Stock registered for issuance under the 2000 Plan are not being deregistered and remain subject to issuance thereunder.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alameda, State of California on August 31, 2009.

UTSTARCOM, INC.

By:	/s/ Peter Blackmore
Peter Blackmore
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Peter Blackmore and Viraj J. Patel as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any amendments to the Registration Statement, including post-effective amendments, and registration statements filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with exhibits thereto and other documents in connection therewith, with the Commission, and does hereby grant unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or his substitute therefor, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

SIGNATURE	TITLE	DATE

/s/ PETER BLACKMORE	President and Chief Executive Officer and Director	August 31, 2009
Peter Blackmore

/s/ VIRAJ J. PATEL	Interim Chief Financial Officer	August 31, 2009
Viraj J. Patel	(Principal Financial and Accounting Officer)

/s/ THOMAS J. TOY	Chairman of the Board of Directors	August 31, 2009
Thomas J. Toy

/s/ BRUCE J. RYAN	Director	August 25, 2009
Bruce J. Ryan

/s/ JEFF CLARKE	Director	August 31, 2009
Jeff Clarke

/s/ ALLEN LENZMEIER	Director	August 26, 2009
Allen Lenzmeier

/s/ HONG LIANG LU	Director	August 27, 2009
Hong Liang Lu

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